Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Antelope Enterprise Holdings Ltd. and its subsidiaries (collectively, the “Company”) on Form F-3 (Amendment No. 1) of our report dated May 10, 2024 included in its transition Report on Form 20-F for the transition period ended September 30, 2025, filed with the SEC on January 29, 2026; with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2023, and the related consolidated statements of comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ ARK Pro CPA & Co

ARK PRO CPA & CO

Certified Public Accountants

Hong Kong, China

May 1, 2026

PCAOB Firm ID: 3299